Exhibit 99.1

For Immediate Release

Contact: Grant Williams, Corporate Controller

(303) 444-0900 x 185

gwilliams@noof.com

New Frontier Media Reports Strongest Revenue Quarter in Company History

BOULDER, COLORADO, February 5, 2008 — New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of transactional television and general motion picture entertainment, today reported revenue of $17.9 million for the quarter ended December 31, 2007, representing an increase of 8% from $16.6 million during the same quarter in the prior year.  This is the highest quarterly revenue ever reported by the Company.  The Company reported earnings per share of $0.13 for the quarter ended December 31, 2007, as compared to $0.14 per share for the same quarter last year.

“We are pleased with the financial results and performance of our business in the third quarter” said Michael Weiner, Chief Executive Officer of New Frontier Media, Inc. “The Film Production segment had a very strong quarter as expected, and our Transactional TV segment continues to execute well in a very competitive market. We believe this segment has now stabilized and is poised to resume a growth trend in our next fiscal year as we experience results connected with our recent launch of an additional channel on the nation’s largest DBS platform. We appreciate the support of shareholders who have believed in the Company’s ability to execute through the challenging quarters of this past fiscal year.”

Segment Information

Transactional TV

The Company’s Transactional TV segment (formerly referred to as the Pay TV segment) reported revenue of $9.9 million for the quarter ended December 31, 2007, as compared to $11.2 million for the same prior year quarter, representing a decrease of 12%.  The following detailed revenue results were reported for the Transactional TV segment:

•                  Pay-per-view (“PPV”) revenue during the current quarter declined 22% to $5.4 million from $6.9 million for the same quarter last year.  The decrease is primarily a result of the renegotiated agreement with one of the Company’s key customers during the third quarter of fiscal year 2007. Simultaneously, this customer added two incremental competitive channels to its adult category, thereby creating a lower relative value for each of the Company’s services.  This will be the last period that the comparison of the Company’s year-over-year quarterly results is impacted by the above-mentioned renegotiated agreement.

•                  Video-on-demand revenue increased to $4.4 million during the current quarter representing a 16% increase from the $3.8 million in revenue during the same prior year quarter.  This increase is due to a general improvement in the performance of the Company’s content.

•                  C-Band revenue decreased to $0.1 million from $0.5 million in the prior year.  As previously announced, this service was discontinued during the current quarter.

Cost of sales for the Transactional TV segment was $2.8 million and consistent with the same prior year quarter.  Operating expenses declined 9% to $2.0 million from $2.2 million for the same quarter a year ago primarily from a reduction in certain advertising costs.  Operating income for the Transactional TV segment was $5.1 million which reflects a 19% decline as compared to the same quarter in the prior year.

Film Production

The Company’s Film Production segment reported revenue of $7.6 million for the current quarter reflecting an increase of approximately 58% as compared to $4.8 million in the same prior year period.  The following detailed revenue results were reported for the Film Production segment:

•                  Owned product revenue increased 16% to $4.3 million during the current quarter from $3.7 million in the same prior year quarter.  This increase is primarily due to the delivery of a 13 episode movie series to a premium TV service.

•                  Repped product revenue declined slightly to $0.7 million as compared to $0.9 million in the same prior year quarter.

•                  Other revenue increased to $2.6 million for the quarter ended December 31, 2007 as compared to $0.2 million for the same quarter a year ago.  The increase in revenue is from the completion and delivery of a producer-for-hire arrangement during the current quarter.

Cost of sales increased to $4.0 million in the current quarter as compared to $1.8 million in the same prior year quarter from expenses realized in connection with the completion of the producer-for-hire arrangement. Operating expenses for the Film Production segment increased to $1.4 million in the current quarter as compared to $1.2 million in the same prior year quarter primarily due to a $0.7 million impairment charge associated with two film events.  The estimated future benefit from these events was originally established when the Company acquired MRG Entertainment, Inc. (“MRG”).  During the current quarter, the Company lowered its original estimate of the benefits expected from these two events, thereby resulting in an impairment charge equal to the difference in the remaining unamortized costs of the events and the estimated future benefits. Partially offsetting the impact of the $0.7 million impairment charge was the reversal of a $0.5 million earn-out accrual that had been previously accrued during the nine months ended September 30, 2007.  The former shareholders of MRG were entitled to receive an additional earn-out payment of $0.7 million during the calendar year ended December 31, 2007 if certain performance targets were achieved.  During the nine months ended September 30, 2007, the Company estimated that the performance targets would be met and accordingly, recorded an accrual.  MRG did not achieve the twelve month performance target, so the earn-out accrual was reversed in the current quarter.

The Film Production segment generated operating income of $2.2 million for the quarter ended December 31, 2007 representing an increase of 22% as compared to $1.8 million during the same prior year quarter.

Internet

The Company’s Internet segment reported net revenue of $0.4 million for the quarter ended December 31, 2007 as compared to net revenue of $0.6 million for the same prior year quarter, representing a decrease of 33%.  Operating income for the Internet segment was $0.1 million for the quarter ended December 31, 2007 as compared to a loss from operations of $0.5 million for the quarter ended December 31, 2006. The results for the prior year quarter included a $0.4 million impairment charge for the write-off of certain licensed content.

Corporate Administration Expenses

Corporate administration expenses for both the quarter ended December 31, 2007 and 2006 were $2.6 million.

Adjusted EBITDA and Cash Flows

The Company reported Adjusted EBITDA for the quarter ended December 31, 2007 of $5.6 million compared to $6.5 million in the same prior year period.  A schedule reconciling EBITDA and Adjusted EBITDA (both defined below) to the most directly comparable United States generally accepted accounting principle (“GAAP”) financial measure — Net Income — is included in this press release.  The Company believes EBITDA and Adjusted EBITDA are important financial measures and they are used by management to monitor the financial performance of the Company.  The decline in Adjusted EBITDA for the current quarter compared to the same period last year is primarily attributable to the following:

•                  lower net income from a decline in the PPV revenue reported in the Transactional TV segment from the renegotiated contract with a key customer; and

•                  an increase in cash investments in content associated with the Film Production segment’s creation of new content.

Total cash and investments as of December 31, 2007 increased to $19.6 million as compared to $16.6 million as of September 30, 2007.  The increase from the previous quarter is primarily attributable to the following:

•                  a $3.7 million increase in cash flows from operations as compared to the second quarter of fiscal year 2008; and

•                  the timing of the payment of a $3.0 million dividend which was accrued in the quarter ended December 31, 2007 but not paid until January 2008. The $3.0 million dividend for the prior quarter ended September 30, 2007 was accrued and paid during that same quarter.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800) 240-6709.  To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on February 5, 2008 at (800) 405-2236, access code 11108180#.  The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

Non-GAAP Financial Measures

This press release contains “non-GAAP financial measure(s)” as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three and nine month periods ended December 31, 2007 and 2006.

The Company believes these measures provide useful information to management and to investors; however, these “non-GAAP” measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA, as compared to the most directly comparable GAAP financial measure, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income plus depreciation, amortization (excluding content amortization), income taxes and interest expense less interest income.  Adjusted EBITDA is calculated as EBITDA plus content amortization and share based compensation expenses, less cash investments for content and capital expenditures.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leader in transactional television as well as general motion picture entertainment. The Company delivers eight full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach approximately 165 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier’s state of the art digital broadcast center in Boulder, Colorado. The Company owns tens of thousands of hours of digital content and partners with more than 150 movie studios to bring together the most exciting variety of transactional adult entertainment available today.

New Frontier Media’s MRG Entertainment unit produces original motion pictures that are distributed in the U.S. and internationally on premium movie channels. MRG Entertainment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. MRG’s Lightning Entertainment unit represents the work of a full range of independent U.S. film producers in markets in every corner of the globe. The Lightning portfolio consists of over 40 titles.

For more information about New Frontier Media, Inc. contact Grant Williams, Corporate Controller, at (303) 444-0900, extension 185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Quarter Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Net sales	$17,921	$16,569	$43,291	$49,063

Cost of sales	6,872	4,744	14,128	15,268

Gross margin	11,049	11,825	29,163	33,795

Operating expenses	6,277	6,741	19,000	17,581

Operating income	4,772	5,084	10,163	16,214

Other income	175	376	560	876

Income before provision for income taxes	4,947	5,460	10,723	17,090

Provision for income taxes	(1,815)	(2,076)	(3,949)	(6,503)

Net income	$3,132	$3,384	$6,774	$10,587

Basic income per share	$0.13	$0.14	$0.28	$0.44

Diluted income per share	$0.13	$0.14	$0.28	$0.44

Dividends declared per common share	$0.13	$0.60	$0.38	$0.60

Average outstanding shares of common stock	23,805	23,769	24,088	23,811

Common stock and common stock equivalents	23,878	24,279	24,241	24,285

Reconciliations of EBITDA and Adjusted  EBITDA

	(Unaudited)		(Unaudited)
	Quarter Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Net Income	$3,132	$3,384	$6,774	$10,587

Adjustments:
Depreciation/Amortization (1)	572	519	1,653	1,470
Interest expense	52	28	148	85
Interest income	(139)	(388)	(608)	(948)
Income taxes	1,815	2,076	3,949	6,503
EBITDA	5,432	5,619	11,916	17,697

Content amortization	2,336	2,359	4,866	7,980
Cash investments in content	(1,967)	(1,502)	(6,507)	(5,467)
Capital expenditures	(367)	(288)	(1,527)	(874)
Share-based compensation	150	278	713	706

Adjusted EBITDA	$5,584	$6,466	$9,461	$20,042

(1) Amortization excludes amortization of content

Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	December 31, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$16,420	$17,345
Restricted cash	40	1,710
Marketable securities	2,603	8,681
Accounts receivable, net	15,763	12,249
Deferred tax asset	337	528
Prepaid and other assets	1,278	2,863
Total current assets	36,441	43,376
Equipment and furniture, net	4,717	4,534
Prepaid distribution rights, net	10,162	9,084
Marketable securities	584	587
Recoupable costs and producer advances	1,291	1,278
Film costs, net	6,870	6,991
Goodwill	18,608	18,608
Other identifiable intangible assets, net	2,199	2,771
Other assets	1,172	987
Total assets	$82,044	$88,216

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,686	$1,942
Dividend payable	2,982	—
Taxes payable	628	—
Producers payable	986	1,049
Deferred revenue	895	889
Due to related party	32	647
Accrued compensation	1,305	3,298
Deferred producer liabilities	2,278	1,344
Accrued liabilities and other	1,460	3,664
Total current liabilities	12,252	12,833
Deferred tax liability	—	976
Taxes payable	1,849	1,726
Other long-term liabilities	1,021	982
Total liabilities	15,122	16,517

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	61,647	64,191
Retained earnings	5,286	7,536
Accumulated other comprehensive loss	(13)	(30)
Total shareholders’ equity	66,922	71,699
Total liabilities and shareholders’ equity	$82,044	$88,216

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Nine Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$6,774	$10,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,519	9,450
Tax benefit from option/warrant exercises	211	76
Share-based compensation	713	706
Charge for asset disposition and impairment	1,141	436
Changes in operating assets and liabilities
Accounts receivable	(3,514)	(1,929)
Accounts payable	(256)	196
Prepaid distribution rights	(3,493)	(3,333)
Capitalized film costs	(3,014)	(2,134)
Deferred revenue	6	258
Producers payable	(63)	606
Taxes receivable and payable, net	1,738	479
Deferred tax asset and liability, net	(893)	(1,315)
Accrued compensation	(1,993)	606
Other assets and liabilities, net	743	(26)

Net cash provided by operating activities	4,619	14,663

Cash flows from investing activities:
Payment for business acquisitions	—	(18)
Purchase of investments available-for-sale	(2,736)	(22,091)
Redemption of investments available-for-sale	8,844	17,398
Purchase of equipment and furniture	(1,527)	(874)
Payment of related party note arising from business acquisition	(615)	(526)

Net cash provided by (used in) investing activities	3,966	(6,111)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	512	1,712
Purchase of common stock	(3,844)	(2,160)
Payment of dividend	(6,042)	—
Excess tax (shortfall) benefit from option/warrant exercise	(136)	730

Net cash (used in) provided by financing activities	(9,510)	282

Net (decrease) increase in cash and cash equivalents	(925)	8,834
Cash and cash equivalents, beginning of period	17,345	12,611

Cash and cash equivalents, end of period	$16,420	$21,445